Exhibit 5.1
                               ------- ---

                   JONES, WALDO, HOLBROOK & McDONOUGH
                   Post Office Box 45444 (84145-0044)
                       1500 First Interstate Plaza
                          170 South Main Street
                       Salt Lake City, Utah 84101


                              May 10, 1996



Gold Standard, Inc.
712 Kearns Building
Salt Lake City, Utah 84101

     Re:  SEC Form S-3 Registration Statement

Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") as it is proposed to be filed by Gold Standard, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on or around May 10, 1996. The Registration Statement will register with the SEC up to 7,680,000 shares of the Company's common stock (the "Shares") for public trading under the Securities Act of 1993, as amended. In preparing this opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, and the Company's Bylaws.

     Subject to the above qualifications and assumptions, it is our opinion that, when the Shares are sold in accordance with the Registration Statement (assuming compliance with the terms of warrants pertaining to any of the Shares), the Shares will be legally issued, fully paid, and non-assessable. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                           JONES, WALDO, HOLBROOK & McDONOUGH


                         /s/ Jones, Waldo, Holbrook & McDonough